All transactions listed below relate to sales of Common Stock of Riverbed Technology, Inc. on October 30, 2007.

SHARES PRICE SHARES BENEFICIALLY OWNED AFTER TRANSACTION

 1,500 32.150 127,296
   500 32.020 126,796
 3,600 32.050 123,196
 2,600 31.870 120,596
11,300 32.000 109,296
   500 32.060 108,796
 1,100 32.270 107,696
 6,900 32.300 100,796